Exhibit 99.1

J&J Snack Foods Corp. Announces Closing of Dippin’ Dots Acquisition

Pennsauken, NJ (June 21, 2022) – J&J Snack Foods Corp. (NASDAQ: JJSF), a leader and innovator in the snack food industry, announced today that it has closed the previously announced acquisition of Dippin’ Dots, L.L.C., a leading producer of flash-frozen beaded ice cream treats. The acquisition also includes the Doc Popcorn business operated by Dippin’ Dots.

“This is a significant day for J&J Snack Foods as we close the largest acquisition in our company’s 50+ year history” said Dan Fachner, President & Chief Executive Officer at J&J Snack Foods. “We look forward to leveraging our combined strength in entertainment and amusement locations, theaters, and convenience to continue to expand this iconic business,” Mr. Fachner added.

About J&J Snack Foods Corp.

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. With nearly twenty manufacturing facilities, and more than $1 billion in annual revenue, J&J Snack Foods Corp. has continued to see steady growth as a company, reaching record sales for 48 consecutive years. The company consistently seeks out opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, revenue growth and profit levels, cash flows, business strategy, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of management. We do not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include consumer spending, price competition, acceptance of new products, the pricing and availability of raw materials, transportation costs, changes in the competitive marketplace, the uncertainty and ultimate economic impact of the COVID-19 pandemic, and other risks identified in our annual report on Form 10-K, and our other filings with the Securities and Exchange Commission. Many of these factors are outside of the Company’s control.

Investor Contacts:
Joseph Jaffoni, Jennifer Neuman or Norbert Aja
JCIR 212/835-8500 or jjsf@jcir.com